Exhibit 99.1

INVESTOR CONTACT:	A. Ernest Whiton
Chief Financial Officer
ZOLL Medical Corporation
(978) 421-9655

MEDIA CONTACT:	Susan Schumacher
ZOLL Medical Corporation
(978) 421-9655

FOR IMMEDIATE RELEASE

ZOLL Medical Corporation Announces Record Annual Results

— Reports Record Fourth Quarter Revenue and Earnings —

        Chelmsford, MA, November 6, 2003 – ZOLL Medical Corporation (Nasdaq: ZOLL), a manufacturer of non-invasive cardiac resuscitation devices which provide pacing and defibrillation, today announced record annual revenues of $184,603,000, an increase of 23% as compared to annual revenues of $150,227,000 last year. Net income and earnings per diluted share also increased to record levels, posting a gain of 26% and 25%, respectively, to $12,850,000 or $1.40 per diluted share for the year as compared to $10,230,000 or $1.12 per diluted share for the comparable prior year period.

        Annual sales in the North American market grew by 18% over 2002. Revenues reached $138.5 million as compared to $117.0 million for the prior year. Sales to the North American hospital market increased 25% to $63.6 million, as compared to $50.7 million last year. Sales to the North American pre-hospital market grew 18% to $55.4 million as compared to $47.0 million for the prior year. International sales increased 39% to $46.1 million as compared to $33.2 million for the prior year. Annual sales of the new AED Plus product totaled $18.8 million as compared to $6.6 million in the prior year.

         Fourth quarter 2003 revenues increased 6% over 2002 to $50,206,000. As previously disclosed, in the fourth quarter of 2002 both revenues and earnings were unusually high due to approximately $2.5 million of shipments that were shipped in the fourth quarter of 2002 instead of the third quarter of 2002 due to a production problem experienced in the third quarter of 2002. Net income for the fourth quarter of 2003 increased 7% to $4,867,000 and earnings per diluted share increased 6% to $0.53 as compared to $4,540,000 or $0.50 for the comparable prior year quarter, respectively.

         Fourth quarter sales to the North American market grew to $39.4 million, an increase of 9% as compared to the fourth quarter of 2002. North American hospital revenues increased 25% to $18.8 million as compared to the fourth quarter of last year. Sales to the North American pre-hospital and International markets decreased by 3% and 4% to $15.8 million and $10.8 million, respectively. AED sales were $5.3 million in the quarter.

    Richard A. Packer, President and Chief Executive Officer of ZOLL commented on the results, “We are proud to have completed another strong year at ZOLL. The fourth quarter was very strong even though the prior year comparatives may not show it due to last year’s unusually high shipments. We were especially pleased that our fourth quarter gross margins came in higher than expected, due to both a higher average selling price and improved mix, thereby allowing us to achieve our bottom line growth objectives while at the same time increasing our backlog heading into the first quarter.”

    With respect to the North American Hospital market, Mr. Packer stated, “We were pleased to receive an additional order of approximately $7 million from the United States Military for our M Series CCT defibrillator. This order reflects the confidence military customers have in the durability and technological advantages of our M Series product line and is a follow-on to orders of more than $10 million received earlier in 2003. However, even without this order, most of which remains in our backlog, we had a strong quarter in the North American hospital market. We are hopeful that this is a sign that the hospital market is poised to grow once again.”

    Commenting further, Mr. Packer observed, “We performed well in the quarter in both the US EMS and International markets, although again, each had unusually high comparisons from last year and we increased our backlog. In the AED market, we came up a little short of our $20 million goal for first year shipments, which I attribute to the loss of momentum we experienced in Q3. However, we were pleased to see a resumption of strong sequential quarterly growth. We have taken a number of actions to strengthen our performance in this market. We will continue to add significant resources to our sales efforts in the AED market to help us achieve continued growth in our market share.”

     Mr. Packer concluded, “Our outlook for the company remains bright and unchanged. We continue to see a strong year in 2004 with both sales and earnings growing approximately 20%. We believe that the North American market is strengthening, that we will be successful in building our AED business, and that we have further room to grow internationally. During 2004, we will stay the course of strengthening our distribution channels and investing in our infrastructure to position ourselves for the future.”

ZOLL Medical Corporation (NASDAQ: ZOLL), with worldwide headquarters in Chelmsford, Massachusetts, designs, manufactures, and markets resuscitation solutions. Pacing and defibrillation devices, including LIFECOR, Inc.’s LifeVest™ Wearable Defibrillator and ZOLL’s M Series and AED Plus; and circulatory assist devices such as Advanced Circulatory Systems, Inc.'s ResQPOD™ Circulatory Enhancer and Revivant Corporation’s AutoPulse™; are used by health care professionals, emergency medical service providers, and first responders to diagnose and treat cardiac arrest wherever it may occur. ZOLL also designs and markets software that automates the collection and management of both clinical and non-clinical data. ZOLL has operations in the United States, Canada, the United Kingdom, Germany, France, the Netherlands, and Australia, and business partners in all of the world’s major markets. For more information about ZOLL, its products and partners, visit www.zoll.com or call 978-421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company’s business, the anticipated growth in the hospital market, our ability to grow AED sales, and increase AED market share, our outlook for the Company, our anticipated sales and earnings growth, our beliefs regarding the North American market, our ability to successfully build our AED business and our ability to grow our International sales, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company’s supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company’s products.

(Financial Results to Follow)

                                                          ZOLL MEDICAL CORPORATION
                                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                               (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002

Net sales	$50,206	$47,377	$184,603	$150,227
Cost of goods sold	20,936	20,558	81,477	65,274
Gross profit	29,270	26,819	103,126	84,953
Expenses:
Selling and marketing	15,247	14,157	59,461	48,645
General and administrative	3,106	3,178	12,404	11,193
Research and development	3,840	2,964	14,115	11,536
Total expenses	22,193	20,299	85,980	71,374
Income from operations	7,077	6,520	17,146	13,579
Income before taxes	7,265	6,558	19,179	15,174
Net income	$4,867	$4,540	$12,850	$10,230
Earnings per share:
Basic	$0.54	$0.51	$1.42	$1.15
Diluted	$0.53	$0.50	$1.40	$1.12
Weighted average common shares:
Basic	9,060	8,939	9,030	8,919
Diluted	9,212	9,154	9,204	9,158

                                                          ZOLL MEDICAL CORPORATION
                                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                                                          (in thousands)

	September 28, 2003	September 29, 2002

ASSETS
Current assets:
Cash and cash equivalents	$40,780	$55,658
Short-term investments	19,992	10,130
Accounts receivable, net	47,906	42,927
Inventory	34,388	29,140
Prepaid expenses and other current assets	5,042	4,049
Total current assets	148,108	141,904
Property and equipment, net	23,046	19,542
Other assets, net	20,942	4,408
	$192,096	$165,854
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,204	$10,014
Accrued expenses and other liabilities	22,399	12,780
Total current liabilities	34,603	22,794
Deferred income taxes	1,502	1,148
Total stockholders' equity	155,991	141,912
	$192,096	$165,854

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